Providian Corporation
Page 2
August 11, 1995


                         EXHIBIT 5.1
                       STITES & HARBISON
               400 West Market Street, Suite
                1800 Louisville, Kentucky
                40202-3352
                         (502) 587-3400


                        August 11, 1995



Providian Corporation
Providian Center
400 West Market Street
Louisville, Kentucky  40202
     Re:  1995 Stock Option Plan
          Registration Statement on Form S-8

Ladies and Gentlemen:
    We have acted as counsel for Providian Corporation (the "Company") in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement"), relating to the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of up to 4,500,000 shares of the Company's common stock, $1.00 par value per share (the "Common Stock"), to be issued by the Company from time to time pursuant to the Providian Corporation 1995 Stock Option Plan.

     In connection with this opinion, we have considered such matters of law and examined the originals or copies, certified or otherwise identified to our satisfaction, of such documents and corporate and other records and have obtained such certificates, letters, representations and information from the officers, directors and employees of the Company and from others as we have deemed necessary or appropriate to enable us to render the opinions expressed herein.

     Based upon and in reliance upon the foregoing, and subject to the qualifications and assumptions set forth below, it is our opinion that, when (a) the Registration Statement has become effective in accordance with the Act and the rules and regulations thereunder and the provisions of such state securities or "blue sky" laws as may be applicable have been complied with, and (b) the Common Stock has been duly delivered against payment therefor, the Common Stock to be issued by the Company will be legally issued, fully paid and nonassessable.

    Our opinion is limited by and subject to the following:

     (a) In rendering our opinion we have assumed that, at the time of each issuance and sale of the Common Stock, the Company will be a corporation validly existing and in good standing under the laws of the State of Delaware.

     (b) In our examination of all documents, certificates and records, we have assumed without investigation the authenticity and completeness of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity and completeness of the originals of all documents submitted to us as copies. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.
     (c) Our opinion is based solely on and limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We express no opinion as to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                         /s/STITES & HARBISON





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